Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 252-5926

Patriot National Bancorp Earns $345,000 in Second Quarter;

Highlighted by Improved Credit Quality and Ongoing Operating Efficiencies

Stamford, Connecticut — August 22, 2012, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (the “Bank”), today reported it earned $345,000, or $0.01 per diluted share, in the second quarter of 2012 compared to a net loss of $7.2 million, or $0.19 loss per share, in the second quarter a year ago. Second quarter 2011 results included $3.0 million of restructuring charges associated with management’s turnaround plan.

“Posting our fourth consecutive quarter of profitability highlights the success of our turnaround plan and management’s effectiveness in executing,” said Michael Carrazza, Chairman of the Board. “With health and stability restored, our mandate is to significantly increase core earnings in the face of a challenging and low rate market environment. We’ve set in motion a series of tailored restructuring initiatives in the third quarter aimed at elevating core earnings to our target run rate level by year end.” In the first six months of 2012, Patriot earned $891,000, or $0.02 per diluted share, compared to a net loss of $16.2 million, or $0.42 loss per share, in the first six months of 2011.

Financial Highlights:

•

Patriot earned $345,000, or $0.01 per diluted share, in the quarter ended June 30, 2012 compared to a net loss of $7.2 million, or $0.19 loss per share, in the second quarter a year ago. Included in the year-earlier loss was $3.0 million of restructuring charges.

•

The net interest margin was 2.81% for the quarter ended June 30, 2012, compared to 3.16% for the second quarter a year ago. For the six months ended June 30, 2012 the net interest margin was 3.03% compared to 3.00% for the six months ended June 30, 2011.

•	Non-accrual loans were $17.5 million at June 30, 2012, or 3.6%, of total loans as compared to $26.7 million, or 5.8% of total loans at June 30, 2011.

•	Non-performing assets, which consist of non-accrual loans and OREO, were $19.0 million, or 2.9% of total assets at June 30, 2012 compared to $30.3 million, or 4.7% of total assets a year ago.

•

Non-interest operating expenses were 45.8% lower in the current quarter compared to the same quarter a year ago resulting primarily from lower salaries and benefits, occupancy, restructuring and OREO expenses.

•	Total Capital to Risk Weighted Assets was 15.9% for Patriot and 15.4% for the Bank at June 30, 2012.

PNBK 2Q12 Results

August 22, 2012

Asset Quality

“Improving our risk profile and aggressively managing our troubled assets has been, and will remain, a priority focus for our management team,” said Christopher Maher, President and Chief Executive Officer. “As a result of this focus, credit costs continued to decline and were significantly below those of a year ago. In addition to asset quality improvements, we continue to focus on increasing revenue and decreasing operating expenses to improve earnings.

“Total non-accrual loans decreased more than 34% to $17.5 million, or 3.6% of gross loans, at June 30, 2012 compared to $26.7 million, or 5.8 % of gross loans at June 30, 2011,” Mr. Maher added.

Other real estate owned (OREO) was $1.5 million at June 30, 2012 compared to $3.6 million at June 30, 2011. Only two properties remain in OREO. Non-performing assets, which consist of non-accrual loans and OREO, totaled $19.0 million, or 2.9% of total assets, at June 30, 2012, compared to $30.3 million, or 4.7% of total assets, a year ago.

“The continued improved credit quality of the loan portfolio and favorable recent loss history as it relates to our assessment of the adequacy of the allowance for loan losses resulted in a $1.7 million release from the loan loss reserve during the quarter,” Mr. Maher said. In the second quarter a year ago Patriot recorded a $1.5 million provision. The allowance for loan losses totaled $6.7 million, or 1.36% of gross loans, at June 30, 2012 compared to $11.4 million, or 2.46%, of gross loans a year ago.

Balance Sheet Review

Total assets of $644.3 million at June 30, 2012 were relatively flat compared to $648.2 million at June 30, 2011. Net loans increased to $483.9 million at June 30, 2012, compared to $452.0 million a year ago. At quarter end the loan pipeline totaled $108.2 million, up from $83.5 million at June 30, 2011, which reflects an increasing focus on new loan production, which is targeted to deploy excess liquidity and build fee income.

Total deposits were $522.1 million at June 30, 2012, compared to $524.5 million at June 30 of the prior year. Interest bearing deposits decreased $12.5 million but non-interest bearing deposits increased $10.1 million, or 16.4%, from $61.6 million at June 30, 2011 to $71.7 million at June 30, 2012. This increase reflects Patriot’s planned strategy to reduce higher cost deposits with core transaction accounts.

Income Statement Review

Patriot’s second quarter net interest income was $4.4 million, compared to $5.0 million in the second quarter a year ago. Interest income decreased 12.0% compared to the second quarter a year ago as a result of the lower interest rate environment, excess liquidity due to the loan sale in the first quarter of 2012 and the overall loan mix. Interest expense decreased 9.3% compared to the second quarter a year ago due to the reduction in interest bearing deposits and the increase in non-interest bearing deposits. In the first six months of 2012, net interest income was $9.5 million compared to $10.0 million in the first six months of 2011, primarily as the result of the overall lower rate environment and the balance sheet mix.

The net interest margin in the second quarter of 2012 was 2.81%, compared to 3.16% in the second quarter a year ago, due to a high level of balance sheet liquidity resulting from the first quarter loan sale and overall lower rates. In the first six months of the year the net interest margin was 3.03% compared to 3.00% in the first six months of 2011.

PNBK 2Q12 Results

August 22, 2012

Second quarter non-interest income was $455,000 compared to $710,000 for the second quarter of 2011. Second quarter 2011 non-interest income included $111,000 in interest received from federal tax refunds and $80,000 from the gain on sale of loans. In the first six months of the year, non-interest income was $1.2 million compared to $1.3 million in the same period a year ago.

Non-interest expenses declined 45.8% to $6.2 million in the second quarter of 2012, compared to $11.4 million in the second quarter a year ago. Second quarter 2011 non-interest expenses included $3.0 million of restructuring charges associated with management’s turnaround plan. Excluding these charges, non-interest expense in the second quarter of 2011 would have been approximately $8.4 million, or 35% higher than the current quarter’s expense level. Year-to-date, non-interest expenses decreased 34.5% to $12.4 million compared to $19.0 million in the same period a year earlier.

“In the first quarter of 2012 we implemented staff reductions and during the second quarter we closed our West End branch. Three additional branches were designated for closure in the second quarter, which will be effective by September 30, 2012. These events will significantly reduce expenses by year end,” said Mr. Maher. Salary and employee benefits were down $464,000, or 14.5%, and occupancy and equipment expenses were down $157,000, or 12.1%, compared to the second quarter a year ago. In addition, OREO expenses were $758,000 lower due to reduced operating costs relating to fewer properties being managed.

Capital

The capital ratios at June 30, 2012 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National Bancorp, Inc.	Patriot National Bank	Well Capitalized Requirement
Total Capital (to Risk Weighted Assets)	15.85%	15.43%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14.60%	14.18%	6.00%
Tier 1 Capital (to Average Assets)	9.13%	8.88%	5.00%

In addition, Patriot’s tangible common equity ratio was 8.03% at the end of June.

About the Company

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 14 full service branches, 12 in Connecticut and two in New York. It also has a loan production office in Stamford, CT.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

PNBK 2Q12 Results

August 22, 2012

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

(unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011	Jun. 30, 2012	Jun. 30, 2011
Interest and dividend income
Interest and fees on loans	$5,811	$6,666	$6,539	$12,477	$13,495
Interest on investment securities	427	477	487	904	761
Dividends on investment securities	32	33	81	65	151
Interest on federal funds sold	—	—	2	—	6
Other interest income	40	11	58	51	120

Total interest and dividend income	6,310	7,187	7,167	13,497	14,533

Interest expense
Interest on deposits	1,421	1,517	1,554	2,938	3,419
Interest on Federal Home Loan Bank borrowings	354	357	424	712	842
Interest on subordinated debt	75	76	71	151	142
Interest on other borrowings	77	77	77	154	153

Total interest expense	1,927	2,027	2,126	3,955	4,556

Net interest income	4,383	5,160	5,041	9,542	9,977

Provision for loan losses	(1,713)	(845)	1,483	(2,559)	8,464

Net interest income after provision for loan losses	6,096	6,005	3,559	12,101	1,513

Non-interest income
Mortgage brokerage referral fees	22	12	1	34	14
Loan application, inspection and processing fees	16	15	24	31	41
Deposit fees and service charges	227	228	248	456	529
Gain on sale of loans	—	264	80	264	80
Loss on sale of investment securities	—	(8)	—	(8)	—
Earnings on cash surrender value of life insurance	120	143	153	263	321
Other income	70	96	204	165	308

Total non-interest income	455	750	710	1,205	1,293

Non-interest expense
Salaries and benefits	2,725	2,891	3,189	5,616	6,404
Occupancy and equipment expense	1,135	1,124	1,292	2,259	2,646
Data processing	346	346	336	692	664
Professional services and other outside services	854	615	1,235	1,469	2,117
Advertising and promotional expenses	8	18	272	26	430
Loan administration and processing expenses	46	8	48	54	85
Regulatory assessments	462	410	629	872	1,240
Insurance expense	109	169	229	278	459
Other real estate operations	16	(150)	774	(134)	1,045
Material and communications	133	131	164	264	364
Restructuring charges and asset disposals	127	368	2,986	495	2,986
Other operating expenses	245	279	290	524	523

Total non-interest expenses	6,206	6,209	11,444	12,415	18,963

Income (loss) before income taxes	345	546	(7,175)	891	(16,157)

Provision for income taxes	—	—	—	—	—

Net income (loss)	$345	$546	$(7,175)	$891	$(16,157)

Basic and diluted income (loss) per share	$0.01	$0.01	$(0.19)	$0.02	$(0.42)

PNBK 2Q12 Results

August 22, 2012

(Dollars in thousands, except per share data)	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
(Unaudited)
Assets
Cash and due from banks	$62,177	$103,264	$59,002
Federal funds sold	—	—	5,000
Short-term investments	710	710	547

Total cash and cash equivalents	62,887	103,974	64,549

Securities-available for sale	56,343	58,592	88,926
Other investments	3,500	3,500	3,500
FRB & FHLB stock	6,063	6,036	6,419

Total securities	65,906	68,128	98,845

Gross loans	490,532	474,726	463,381
Allowance for loan losses	(6,674)	(8,461)	(11,400)

Net loans	483,858	466,265	451,981

Accrued interest and dividend receivable	2,289	2,243	2,330
Premise and equipment, net	4,713	4,882	4,234
Cash surrender value of life insurance	21,248	21,127	20,670
Other real estate owned	1,518	1,462	3,611
Deferred tax asset, net (1)	—	—	—
Other assets	1,848	3,047	1,986

Total assets	$644,267	$671,128	$648,206

Liabilities and Shareholders’ Equity

Deposits
Non interest bearing deposits	$71,722	$59,049	$61,586
Interest bearing deposits	450,373	480,541	462,919

	522,095	539,590	524,505

FHLB advances and repurchase agreements	57,000	67,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	5,165	5,052	7,188

Total Liabilities	592,508	619,890	596,941

Common stock	385	384	384
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,183	105,130	105,050
Accumulated deficit	(53,968)	(54,313)	(55,557)
Accumulated other comprehensive income	319	197	1,548

Total shareholders’ equity	51,759	51,238	51,265

Total liabilities and shareholders’ equity	$644,267	$671,128	$648,206

(1)	Includes the deferred tax asset and a full valuation allowance of $13.5 million, $14.1 million and $16.4 million respectively.

PNBK 2Q12 Results

August 22, 2012

Financial Ratios and Other Data

(Dollars in thousands, except per share data)	Jun. 30,	Mar. 31,	Jun. 30,
(Unaudited)	2012	2012	2011
Asset Quality:
Nonaccrual loans	$17,452	$15,545	$26,733
Other real estate owned	1,518	1,462	3,611

Total nonperforming assets	$18,970	$17,007	$30,344

Nonaccrual loans / portfolio loans	3.56%	3.27%	5.77%
Nonperforming assets / assets	2.94%	2.53%	4.68%
Allowance for loan losses	$6,674	$8,461	$11,400
Allowance for loan losses / portfolio loans	1.36%	1.78%	2.46%
Allowance / nonaccrual loans	38.24%	54.43%	42.64%
Gross loan charge-offs for the quarter	$91	$102	$3,034
Gross loan recoveries for the quarter	$17	$24	$743
Net loan charge-offs for the quarter	$74	$78	$2,291

Capital Data:
Book value per share (1)	$1.35	$1.33	$1.34
Tangible book value per share (2)	$1.35	$1.33	$1.34
Shares outstanding	38,467,073	38,467,073	38,362,727

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.
(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.

Note: Transmitted on Business Wire on August 22, 2012 at 8:20 a.m. EDT.